EXHIBIT 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

April 20, 2009

Romulo Pontual

Executive Vice President

DIRECTV, Inc.

2230 East Imperial Highway

El Segundo, CA 90245

Dear Romulo:

The purpose of this letter is to confirm our understanding about modifications to that certain Amended and Restated Development Agreement dated September 2, 2008 (the “Development Agreement”). Capitalized terms used in this letter agreement but not otherwise defined herein have the meaning provided in the Development Agreement. References to sections in this letter agreement refer to sections of the Development Agreement.

As we discussed, our companies have decided to modify provisions of the Development Agreement related to co-branding requirements, [*] Product Documentation deadline, availability of Development Credits, patent marking, and Commercial TE Launch timing, each as more fully described below.

1.	Co-Branding Requirements (Section 2.6; Exhibit H)

As contemplated in Section 2.6, Exhibit H of the Development Agreement is hereby deleted and replaced in its entirety with the revised Exhibit H attached as Schedule 1 to this letter agreement, effective as of the date hereof.

2.	[*] Preliminary Hardware Documentation Deadline (Section 2.11(b)(i))

The parties hereby amend the deadline set forth in Section 2.11(b)(i) for DIRECTV to deliver Preliminary Hardware Documentation for the [*] to TiVo from [*] to [*].

3.	Availability of Development Credits (Section 3.14)

(a)	Notwithstanding anything to the contrary in Section 3.14 (including, without limitation, the provision providing that any portion of the Development Credit not applied to outstanding invoices that are due and payable on or before January 31 of the subsequent year shall be forfeited), solely with respect to Development Credits available to DIRECTV as of [*], the parties hereby agree that DIRECTV will apply the amount of Development Credit available to DIRECTV on [*], equal to [*], toward the TE Solution Statement of Work entered into by our companies as of April 20, 2009 (the “SOW”). In addition, the parties hereby agree that DIRECTV will apply the amount of Development Credit available to DIRECTV through [*], equal to [*], toward the SOW. Such amounts will be applied immediately without the need for TiVo to deliver an invoice.

Romulo Pontual

April 20, 2009

(b)	Notwithstanding anything to the contrary in the Development Agreement, DIRECTV will [*] the amount of the Development Credit in [*] after applying the [*] of the SOW to the [*] of the SOW, but [*]. For example, for the [*], if the [*], then [*] of the SOW and DIRECTV would [*] PCRs and/or the SOW. Each party would [*] that would be [*] as otherwise set forth in the Development Agreement (collectively, the [*]). Any amount of DIRECTV’s [*] that [*] will be [*] would be adjusted as set forth in paragraph (c) below.

(c)	Any amount of Development Credit that [*] would be adjusted as set forth below. In no event will the total amount of Development Credit [*], and [*]

(d)	Notwithstanding anything to the contrary in Section 3.14, until all amounts due under the SOW are paid [*], if any invoice is due for an accepted PCR prior to [*], then DIRECTV may [*] such invoice. For clarification, any amounts applied toward any such invoice pursuant to the foregoing sentence [*].

4.	Patent Marking (Section 4.8(b))

The last sentence of Section 4.8(b) shall be deleted in its entirety and replaced with the following.

TiVo agrees that inclusion by DIRECTV of any requested patent or other intellectual property marking pursuant to the foregoing shall not constitute, and will not be asserted by TiVo to be, any form of admission or estoppel (express or implied) that the subject products (or any other DIRECTV receiver or DVR) and/or services (or any other services offered by DIRECTV) are covered by any listed patents or intellectual property. TiVo acknowledges that it is solely responsible for any requested patent marking under this Section 4.8 and that DIRECTV will not review any such requested patent markings to determine whether the article being marked is patented. In addition, DIRECTV has no obligation to provide TiVo with assistance in determining whether or not an article being marked is patented. Without limiting the foregoing, nothing in this Section 4.8 creates any obligation for DIRECTV to provide TiVo with information to assist TiVo in determining whether any article is patented.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Romulo Pontual

April 20, 2009

TiVo, at its own expense, shall defend, or at its option settle, any Claims (as defined in Section 7.1) against any Indemnified Party (as defined in Section 7.1) based on allegations that any requested patent marking pursuant to this Section 4.8 constitutes false marking under 35 U.S.C. § 292 and (b) pay any award, damages, or costs (including, without limitation, reasonable attorneys’ fees) finally awarded by a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that the Indemnified Party: (A) promptly notifies TiVo in writing of all such Claims; (B) cooperates reasonably with the TiVo (at TiVo’s expense) in defending such Claims; and (C) allows TiVo the primary right to control the defense (including the selection of counsel), and at TiVo’s sole option, to settle, all such Claims.

[*] TiVo may update any such patent markings appearing on a label of the DIRECTV TE Receiver no less frequently than [*] (and upon [*] notice if necessary to mitigate a false marking claim or if TiVo believes a false marking claim is likely). Notwithstanding anything to the contrary in the foregoing, TiVo will not be liable for, or have any obligation to defend, false marking claims based on patent markings on labels of products manufactured more than [*] after TiVo updates such patent markings provided the updated patent marking does not itself constitute false marking.

5.	Commercial TE Launch Timing (Section 4.15(d))

The second sentence of Section 4.15(d) is hereby deleted and replaced with the following:

DIRECTV shall [*] have Commercial TE Launch occur within [*] after DIRECTV TE Acceptance, provided that in no event shall Commercial TE Launch occur [*] after DIRECTV TE Acceptance, unless otherwise agreed by the parties in writing.

If this letter agreement is consistent with your understanding of our agreement, please so indicate by returning a copy of this letter agreement as executed by an authorized representative of TiVo.

Respectfully yours,

TiVo Inc.

/s/ Naveen Chopra
Naveen Chopra

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ACKNOWLEDGED AND AGREED

DIRECTV, Inc.

By:	/s/ Romulo Pontual

Name:	Romulo Pontual

Title:	EVP & CTO

Date:	April 20, 2009

Schedule 1

EXHIBIT H –BRANDING GUIDELINES

This document describes the branding guidelines for the DIRECTV TE Receiver. As a baseline, an existing user of any TiVo DVR or other set top box running the TiVo service should be able to pick up the remote and know how to access TiVo features and DVR functions and services. TiVo branding will be implemented as per TiVo Trademark Usage Guidelines set forth in Exhibit T (“TiVo Trademark Requirements for Service Providers”).

1.	TiVo Screens and On-Screen Displays. The TiVo logo must appear as it does on the currently shipping retail TiVo release. Where technically feasible, TiVo screens may include background animations or stills called loopsets. The TiVo logo must appear within these loopsets with identical animation, size, and placement to the TiVo logo used in the currently shipping retail TiVo release. A DIRECTV logo will appear in the upper right corner of most TiVo screens. Exceptions are when the upper right corner displays content or other iconic messaging relevant to the current screen or when the screen or OSD cannot accommodate DIRECTV branding without significant design and technical effort, in which case the parties shall mutually agree on alternative placement of DIRECTV branding or omission of DIRECTV branding for the specific circumstance. On screens where both DIRECTV and TiVo branding are present, the TiVo logo shall be at least 75% of the height of the DIRECTV logo (excluding antennas and legs).

2.	DIRECTV Screens and On-Screen Displays. Screens and OSD that are not part of the currently shipping TiVo retail release and are used for accessing DIRECTV features shall have DIRECTV branding and may have TiVo branding.

3.	Sounds. Where technically feasible, the trademarked TiVo sounds that play in the UI when each button on the remote is pressed are required elements of TiVo branding. These sounds include but are not limited to: arrow up/down; left arrow; right arrow; page up; page down; bonk; select; thumbs up; thumbs down; central chime; showcase transitions; dialog chime; billboard chime; replay; fast forward; and rewind.

4.	Hardware. All DIRECTV TE Receivers must include a TiVo logo on the front bezel of the hardware.

5.	Remote Control. The remote control shall be based on the TiVo “peanut” design and have a TiVo branded key which navigates to the TiVo Central screen and the Thumbs Up and Thumbs Down logos along with TiVo-specific button colors. The remote control will have DIRECTV branding in the distribution partner branding location. If TiVo is not managing development of the remote with TiVo’s preferred remote control vendor [*], then TiVo will provide specifications and additional requirements for the remote control.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.